EXHIBIT 99.1

Psychemedics Corporation Reports Second Quarter 2023 Financial Results

ACTON, Mass., Aug. 11, 2023 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ: PMD), the world’s largest provider of hair testing for drugs of abuse, today announced financial results for the second quarter ended June 30, 2023.

The Company’s revenue for the quarter ended June 30, 2023, was $5.5 million versus $6.5 million for the quarter ended June 30, 2022, a decrease of 15%. Net loss for the quarter ended June 30, 2023, was $(726,000) or $(0.13) per diluted share, versus net loss of $(338,000) or $(0.06) per diluted share, for the comparable period last year.

In the second quarter, the labor shortage continued to have an adverse impact on our clients’ use of hair testing in hiring. This offset the positive impact of the growth in our add-on tests for fentanyl and benzodiazepines, as well as our 4Q 2022 price increase.

Gross margin improved to 37% compared to 35% in 2Q last year, as our cost reduction programs were able to offset part of the revenue decline. Operating expenses also were held in check, declining 5%.

Also impacting the second quarter, Psychemedics settled a lawsuit on July 17th, 2023, with a consultant related to a contract dispute. Without admitting wrongdoing, Psychemedics agreed to a monetary sum, which is reflected as a non-recurring expense for the 2nd quarter, in exchange for the dismissal of the lawsuit, including dismissal of Psychemedics’ counterclaims. This sum is payable over the next 18 months.

As previously announced on July 12th, the Board of Directors approved a transition plan for the Company’s President and CEO position. Effective August 17th, current Chairman of the Board, President and CEO, Ray Kubacki will retire from the positions he holds and be succeeded by Brian Hullinger as President and CEO. Subject to shareholder approval, Mr. Hullinger will also join the Company’s Board of Directors.

The Company had approximately $2.4 million of cash and cash equivalents as of June 30, 2023. The total equipment financing outstanding was less than $0.5 million as of June 30, 2023.

The Board has determined to eliminate the dividend in order to maximize capital for new growth initiatives.

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning future dividends) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors to be taken into account in connection with such forward-looking statements include, but are not limited to, revenues, earnings, collections of receivables, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, including acceptance by the court of our wage/break settlement arrangement, general economic conditions, current and anticipated cash flows, available surplus, capital expenditure reserves required, debt service obligations, regulatory requirements, requirements under our bank loan agreements, and other factors that the Board of Directors of the Company may take into account. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

The Psychemedics Corporation web site is www.psychemedics.com

Investor Relations:

Phone: 978-206-8220
Email: InvestorRelations@Psychemedics.com

Psychemedics Corporation
Consolidated Statements of Operations
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenues	$5,537	$6,513	$11,396	$13,021
Cost of revenues	3,478	4,240	7,132	8,307
Gross profit	2,059	2,273	4,264	4,714

Operating expenses:
General & administrative	1,444	1,445	3,090	2,772
Marketing & selling	746	813	1,535	1,619
Research & development	286	357	584	675
Total Operating expenses	2,476	2,615	5,209	5,066

Operating loss	(417)	(342)	(945)	(352)

Other (expense) income:
Settlement	(500)	--	(500)	--
Other	(5)	(9)	(10)	57
Total other (expense) income, net	(505)	(9)	(510)	57

Loss before (benefit from) provision for income taxes	(922)	(351)	(1,455)	(295)

(Benefit from) provision for income taxes	(196)	(13)	(345)	4

Net loss	$(726)	$(338)	$(1,110)	$(299)

Diluted net loss per share	$(0.13)	$(0.06)	$(0.19)	$(0.05)

Dividends declared per share	$0.07	$0.07	$0.14	$0.07

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	June 30,	December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$2,445	$4,750
Accounts receivable, net of allowance for doubtful accounts	4,001	3,739
Prepaid expenses and other current assets	1,773	1,136
Income tax receivable	9	339
Total Current Assets	8,228	9,964

Fixed assets, net of accumulated amortization and depreciation	3,757	4,573
Other assets	817	823
Net deferred tax assets	1,284	691
Operating lease right-of-use assets	2,300	2,681
Total Assets	$16,386	$18,732

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$806	$448
Accrued expenses	3,467	3,939
Current portion of long-term debt	299	294
Current portion of operating lease liabilities	1,067	1,037
Total Current Liabilities	5,639	5,718

Long-term debt	154	305
Long-term portion of operating lease liabilities	1,466	1,938
Total Liabilities	7,259	7,961

Shareholders' Equity:
Common stock, $0.005 par value; 50,000 shares authorized; 6,411 and 6,349 shares issued and 5,743 and 5,681 shares outstanding, respectively	32	32
Additional paid-in capital	34,540	34,275
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated deficit	(13,729)	(11,820)
Accumulated other comprehensive loss	(1,634)	(1,634)
Total Shareholders' Equity	9,127	10,771

Total Liabilities and Shareholders' Equity	$16,386	$18,732